SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 29, 1999
                                                         (August 16, 1999)
                                                         -----------------



                                   FEI COMPANY
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


                                     OREGON
                    ----------------------------------------
                    (State of incorporation or organization)



              0-22780                               93-0621989
       ------------------------        ------------------------------------
       (Commission File Number)        (I.R.S. Employer Identification No.)



               7451 NW Evergreen Parkway, Hillsboro, OR 97214-5830
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (503) 640-7500
                                                           --------------

Item 2. Acquisition or Disposition of Assets

     On August 16, 1999, upon the filing of Articles of Merger with the state of Oregon, FEI Company ( "FEI") acquired Micrion Corporation, a Massachusetts corporation ("Micrion"), as a result of a merger through which Micrion became a wholly owned subsidiary of FEI (the "Merger"). The Merger, as contemplated by the Agreement and Plan of Merger dated December 3, 1998, between the FEI, Micrion and MC Acquisition Corporation, an Oregon corporation and wholly owned subsidiary of FEI, was approved by the shareholders of the FEI at a shareholders meeting held on June 10, 1999 and by the stockholders of Micrion at a shareholders meeting held on June 10, 1999. Proxies for both meetings were solicited pursuant to Section 14(a) of the Securities and Exchange Act of 1934, as amended.

     The aggregate consideration paid at closing on August 16, 1999 consisted of $30,384,658 in cash and 5,064,109 shares of FEI's common stock valued at $7.00 a share, the closing price of FEI's common stock on Friday, August 13. Holders of Micrion common stock received one share of FEI common stock and $6.00 in cash (together, the "Merger Consideration") in exchange for each share of Micrion common stock. The cash portion of the Merger Consideration was financed by Philips Business Electronics International, B.V., ("PBE") the majority shareholder of FEI, which purchased 3,913,299 newly issued shares of FEI common stock for $8.02 a share in connection with the merger.

     The Joint Proxy Statement/Prospectus dated May 5, 1999, which is part of the Registration Statement on Form S-4 (No. 333-77849) filed by FEI (the "Joint Proxy Statement"), contains information regarding the Merger, is filed as an exhibit to this Report and is incorporated herein by reference.

Item 7.  Financial Statement and Exhibits

     The following financial statements and exhibits are filed as part of this Report, as indicated.

     (a)  Financial Statements of Businesses Acquired

     This Form 8-K/A contains the Independent Auditors' Report and the accompanying consolidated balance sheets of Micrion as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999.

     (b)  Pro Forma Financial Information

     This Form 8-K/A contains the unaudited pro forma condensed combined balance sheet as of July 4, 1999, prepared as if the merger had occurred on that date, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the twenty-six weeks ended July 4, 1999, prepared as if the merger transaction had occurred on January 1, 1998.

     In the opinion of management, all adjustments necessary to present fairly the pro forma condensed combined financial statements have been made based on the term and structure of the merger. Management, however, is still in the process of evaluating the projections and assumptions used in determining the value of in-process research and development and existing technology. Management is also in the process of finalizing its plans to reconcile product lines and eliminate duplicate positions and facilities. As these assumptions are refined, plans developed, and actual costs incurred, the allocation of the purchase price to specific assets and liabilities may change.

     These unaudited pro forma condensed combined financial statements are not necessarily indicative of what actual results would have been had the merger or issuance of FEI shares to PBE occurred at the beginning of the period nor do they purport to indicate the results of future operations of FEI and Micrion. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of FEI and Micrion.

     (a)  Exhibits

     2.1 Agreement and Plan of Merger dated as of December 3, 1998, as between FEI Company, MC Acquisition Corporation and Micrion. Incorporated by reference from Appendix A to the Joint Proxy Statement.

     2.2 Stock Purchase Agreement dated as of December 3, 1998, between FEI and Philips Business Electronics International B.V. Incorporated by reference from Appendix H to the Joint Proxy Statement.

     23.1 Consent of KPMG Peat Marwick LLP.

     99.1 Joint Proxy Statement. Incorporated by reference from FEI's Registration Statement on Form S-4 (No. 333-77849).

Independent Auditors' Report


The Board of Directors
Micrion Corporation:

We have audited the accompanying consolidated balance sheets of Micrion Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micrion Corporation and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.


KPMG LLP


Boston, Massachusetts
August 2, 1999, except for notes 11 and 15 which are as of August 13, 1999

                      MICRION CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

ASSETS                                                                                  1999            1998
                                                                                ------------    ------------
CURRENT ASSETS:
     Cash and cash equivalents                                                  $  1,854,400    $  3,349,100
     Accounts receivable (notes 3, 9 and 10)                                      10,241,000      18,303,300
     Income tax receivable                                                           651,900              --
     Inventories (note 4)                                                         22,984,100      19,717,300
     Prepaid expenses and other current assets                                       675,400         635,400
     Net deferred income taxes (note 11)                                           2,956,800       3,156,000
                                                                                ------------    ------------
                Total current assets                                              39,363,600      45,161,100
                                                                                ------------    ------------

Property and equipment, net (notes 5 and 7)                                        4,400,000       5,145,500
Other assets, net                                                                  1,542,900       1,540,800
                                                                                ------------    ------------
                Total assets                                                    $ 45,306,500    $ 51,847,400
                                                                                ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Note payable to bank (notes 6 and 15)                                         4,850,000       3,605,000
     Current portion of long-term debt (notes 6 and 15)                            5,333,400       4,000,000
     Accounts payable                                                              3,964,400       2,681,700
     Accrued expenses                                                              4,017,000       3,566,000
     Accrued warranty expenses                                                     1,496,400       1,499,300
     Current installments of obligations under capital leases (note 7)               555,500         668,000
     Customer deposits and deferred income                                         1,819,500       1,213,900
                                                                                ------------    ------------
                Total current liabilities                                         22,036,200      17,233,900
                                                                                ------------    ------------

Long term debt, net of current portion (notes 6 and 15)                                   --       4,000,000
Obligations under capital leases, net of current installments (note 7)               132,200         687,700

COMMITMENTS AND CONTINGENCIES (notes 7 and 13)

STOCKHOLDER'S EQUITY (notes 8 and 15):
     Preferred stock, no par value; authorized 5,000,000 shares                           --              --
     Common stock, no par value; authorized 12,300,000 shares                     32,709,600      31,825,500
     Accumulated deficit                                                          (9,529,700)     (1,963,800)
     Accumulated other comprehensive income (loss)                                   (41,800)         64,100
                                                                                ------------    ------------
                Total stockholders' equity                                        23,138,100      29,925,800
                                                                                ------------    ------------
                Total liabilities and stockholders' equity                      $ 45,306,500    $ 51,847,400
                                                                                ============    ============

See accompanying notes to consolidated financial statements.

                      MICRION CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                                                              For the years ended June 30,
                                                                   -------------------------------------------------
                                                                            1999              1998              1997
                                                                   -------------     -------------     -------------
Revenues:
     Product revenues (notes 9 and 10)                             $  37,825,200     $  52,583,400     $  54,822,700
     Contract revenues                                                 2,257,900         2,073,800         1,156,600
                                                                   -------------     -------------     -------------
        Total revenues                                                40,083,100        54,657,200        55,979,300
                                                                   -------------     -------------     -------------

Cost of revenues:
     Cost of product revenues                                         26,262,200        36,626,100        33,782,700
     Cost of contract revenues                                         2,010,800         1,446,100           962,400
                                                                   -------------     -------------     -------------
        Total cost of revenues                                        28,273,000        38,072,200        34,745,100
                                                                   -------------     -------------     -------------

     Gross profit                                                     11,810,100        16,585,000        21,234,200

Operating expenses:
     Selling, general and administrative expenses                     12,695,000        12,595,400        10,449,500
     Research and development expenses, net (note 2)                   5,143,900         6,326,900         5,775,800
     Employee severance and other one-time charges                            --           998,300                --
     Merger expenses (note 15)                                         1,087,800                --                --
                                                                   -------------     -------------     -------------
        Total operating expenses                                      18,926,700        19,920,600        16,225,300
                                                                   -------------     -------------     -------------

        (Loss) income from operations                                 (7,116,600)       (3,335,600)        5,008,900

Other (expense) income:
     Interest income                                                     122,900           200,900           158,000
     Interest expense                                                 (1,231,500)       (1,192,900)         (471,600)
     Other                                                                 7,400           (41,800)            2,500
                                                                   -------------     -------------     -------------
        Total other expense                                           (1,101,200)       (1,033,800)         (311,100)
                                                                   -------------     -------------     -------------

        (Loss) income before income taxes                             (8,217,800)       (4,369,400)        4,697,800

Benefit (provision) for income taxes (note 11)                           651,900         1,529,000        (1,648,600)
                                                                   -------------     -------------     -------------

     Net (loss) income                                             $  (7,565,900)    $  (2,840,400)    $   3,049,200
                                                                   =============     =============     =============

(Loss) earnings per share:
     Basic                                                         $       (1.85)    $        (.70)    $         .76
                                                                   =============     =============     =============
     Diluted                                                       $       (1.85)    $        (.70)    $         .72
                                                                   =============     =============     =============

Weighted average number of shares:
     Basic                                                             4,096,900         4,056,700         4,036,400
                                                                   =============     =============     =============
     Diluted                                                           4,096,900         4,056,700         4,218,800
                                                                   =============     =============     =============

See accompanying notes to consolidated financial statements.

                      MICRION CORPORATION AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                                                                                         Accumulated
                                                             Retained                          other
                                    Common stock             earnings                  comprehensive            Total
                              ------------------------   (accumulated       Deferred          income    stockholders'
                                 Shares         Amount        deficit)  compensation           (loss)          equity
                              ---------   ------------   ------------   ------------   -------------    -------------
BALANCE, June 30, 1996        4,028,814   $ 31,426,800   $ (2,172,600)  $     (5,100)  $       7,700    $  29,256,800

Issuance of common stock
     pursuant to employee
     stock purchase plan         10,217        107,400             --             --                          107,400
Issuance of common stock
     pursuant to employee
     stock option plan            1,531         16,800             --             --                            16,800
Amortization of deferred
     compensation (note 8)           --             --             --          4,000                             4,000
Comprehensive income:
     Cumulative translation
     adjustment                      --             --             --                         13,700            13,700
     Net income                      --             --      3,049,200             --                         3,049,200
                                                                                                        --------------
     Total comprehensive income      --             --             --             --                         3,062,900
----------------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1997        4,040,562     31,551,000        876,600         (1,100)         21,400        32,447,900

Issuance of common stock
     pursuant to employee
     stock purchase plan         13,604        181,300             --             --                           181,300
Issuance of common stock
     pursuant to employee
     stock option plan            8,633         93,200             --             --                            93,200
Amortization of deferred
     compensation (note 8)           --             --             --          1,100                             1,100
Comprehensive income (loss):
     Cumulative translation
     adjustment                      --             --             --                         42,700            42,700
     Net loss                        --             --     (2,840,400)            --                        (2,840,400)
                                                                                                        --------------
     Total comprehensive income
     (loss)                          --             --             --             --                        (2,797,700)
----------------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1998        4,062,799     31,825,500     (1,963,800)            --          64,100        29,925,800

Issuance of common stock
     pursuant to employee
     stock purchase plan         22,887        193,400             --             --                           193,400
Issuance of common stock
     pursuant to employee
     stock option plan            6,145         30,700             --             --                            30,700
Issuance of common stock
     pursuant to underwriter
     stock warrants             100,000        660,000             --             --                           660,000
Comprehensive income (loss):
     Cumulative translation
     adjustment                      --             --             --                       (105,900)         (105,900)
     Net loss                        --             --     (7,565,900)            --                        (7,565,900)
                                                                                                        --------------
     Total comprehensive income
     (loss)                          --             --             --             --                        (7,671,800)
----------------------------------------------------------------------------------------------------------------------
BALANCE, June 30, 1999        4,191,831   $ 32,709,600   $ (9,529,700)            --   $     (41,800)   $   23,138,100
======================================================================================================================


See accompanying notes to consolidated financial statements.

                      MICRION CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                              For the years ended June 30,
                                                                   -------------------------------------------------
                                                                            1999              1998              1997
                                                                   -------------     -------------     -------------
Cash flows from operating activities:
     Net (loss) income                                             $  (7,565,900)    $  (2,840,400)    $   3,049,200
     Adjustments to reconcile net (loss) income to net cash
        provided by (used in) operating activities:
           Depreciation and amortization                               2,277,400         1,946,700         1,596,400
           Amortization of unearned compensation                              --             1,100             4,000
           Decrease (increase) in deferred income taxes                  199,200        (1,788,900)          448,800
           Changes in operating assets and liabilities:
                Accounts receivable                                    7,817,500           451,600        (7,653,800)
                Income tax receivable                                   (651,900)               --                --
                Inventories                                           (3,266,800)        3,296,700        (2,505,200)
                Prepaid expenses and other current assets               (153,000)           38,000           (41,900)
                Accounts payable                                       1,282,700        (4,348,200)         557,200
                Accrued expenses                                         541,400        (1,009,100)       1,679,000
                Accrued warranty expenses                                (11,900)          280,200          (34,500)
                Customer deposits and deferred income                    605,600           962,900         (138,000)
                                                                   -------------     -------------     -------------
     Net cash provided by (used in) operating activities               1,074,300        (3,009,400)       (3,038,800)
                                                                   -------------     -------------     -------------

Cash flows from investing activities:
     Purchase of property and equipment                               (1,743,500)       (1,767,800)       (2,914,900)
     Disposition of property and equipment                               214,000         1,117,500                --
     Increase in other assets                                             (2,000)          (82,000)          (42,000)
                                                                   -------------     -------------     -------------
     Net cash used in investing activities                            (1,531,500)         (732,300)       (2,956,900)
                                                                   -------------     -------------     -------------

Cash flows from financing activities:
     Proceeds from capital lease obligations                                  --                --           494,400
     Repayments of capital lease obligations                            (668,000)         (659,200)         (564,000)
     Net (repayments) borrowings from line of credit                   1,245,000        (3,250,000)        6,515,000
     Net proceeds from long-term debt issuance                                --         7,960,000                --
     Repayment of long-term debt                                      (2,666,600)               --                --
     Proceeds from sale of common stock, net                             884,100           274,500           124,000
                                                                   -------------     -------------     -------------
     Net cash (used in) provided by financing activities              (1,205,500)        4,325,300         6,569,400
                                                                   -------------     -------------     -------------

Effect of exchange rate changes on cash                                  168,000            89,000            21,600
                                                                   -------------     -------------     -------------
(Decrease) increase in cash and cash equivalents                      (1,494,700)          672,600           595,300
Cash and cash equivalents, beginning of year                           3,349,100         2,676,500         2,081,200
                                                                   -------------     -------------     -------------
Cash and cash equivalents, end of year                             $   1,854,400     $   3,349,100     $   2,676,500
                                                                   =============     =============     =============

SUMMARY OF NONCASH FINANCING TRANSACTIONS:
     Equipment acquired under capital lease                        $          --     $          --     $   1,058,500
                                                                   =============     =============     =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
     Interest                                                      $   1,227,900     $   1,131,600     $     440,000
                                                                   =============     =============     =============
     Income taxes                                                  $      12,400     $     661,000     $     953,000
                                                                   =============     =============     =============


See accompanying notes to consolidated financial statements.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(1)  NATURE OF BUSINESS

Micrion Corporation (the 'Company') and its subsidiaries are engaged in the development, production and marketing of capital equipment used in the manufacturing and processing of semiconductor and other high technology devices.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

The consolidated financial statements include the accounts of Micrion Corporation and its wholly owned subsidiaries, Micrion Japan Corporation KK, Micrion GmbH, Micrion Corporation Limited and Micrion Foreign Sales Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Inventories

Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

(c) Revenue Recognition

Product revenues are recorded at the time of factory acceptance by the customer, with the exception of certain systems with significant engineering costs, which are accounted for under the percentage-of-completion accounting method. Sales of spare parts are recorded at the time of shipment and maintenance service revenues are billed in advance as deferred revenue and are recognized as the service is performed.

Contract revenues are accounted for under the percentage-of-completion accounting method. Losses are recognized in full when they become known.

(d) Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization of property and equipment, leasehold improvements and assets under capital leases are provided by straight-line or accelerated methods over the estimated useful lives of the respective assets as follows:

     Furniture and fixtures                                  7 - 10 years
     Computer, engineering and production equipment          3 - 7  years
     Sales demonstration systems                             5      years
     Leasehold improvements                                  5 - 10 years
     Assets under capital leases                             3 - 5  years

License fees, which are included in other assets, are amortized using the straight-line method over their estimated useful life, generally five years.

In accordance with Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

(e) Stock-Based Compensation

In 1997, the Company adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation"(SFAS 123), which established financial accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The pro forma impact on net loss has been disclosed in Note 8.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(f) Research and Development

Expenditures for research and development are charged against operations as incurred. For the years ended June 30, 1999, 1998 and 1997, aggregate research and development costs were $6,961,500, $7,313,200 and $6,439,300, respectively, net of $1,817,600, $986,300 and $663,500, respectively, of costs recovered under research and development contracts.

(g) Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Foreign Currency Translation

Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at average rates in effect during the period. The resulting translation adjustment is reflected within other comprehensive income (loss) on the consolidated balance sheets. Transaction gains and losses, which are immaterial, are reflected in the consolidated statements of operations.

(i) Net (Loss) Earnings per Share

Basic net (loss) earnings per common share is computed by dividing net (loss) earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net (loss) earnings per common share reflects the maximum dilution that would have resulted from the assumed exercise and share repurchase related to dilutive stock options and is computed by dividing net (loss) earnings by the weighted average number of common shares and all dilutive securities outstanding.

(j) Cash Equivalents

Cash equivalents consist of short-term investments with original maturities of three months or less.

(k) Reclassification

Certain assets have been reclassified as of June 30, 1998 to conform with the Company's policy for classification of assets as of June 30, 1999.

(l) Fair Value of Financial Instruments

The carrying value for cash and cash equivalents, accounts receivable, accounts payable, capital lease obligations and short-term debt approximates fair value because of the short maturity of these instruments.
Long-term debt approximates fair value due to variable interest rates.

(m) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash and cash equivalents and accounts receivable. The Company invests its excess cash primarily in high quality securities of short duration and limits the amount of credit exposure to any one financial institution. The Company also provides credit, in the normal course of business, primarily to large multinational corporations. Credit risk on trade receivables is minimized as the result of the strong financial position of the Company's customer base.

(n) Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(3)  ACCOUNTS RECEIVABLE

Accounts receivable consist of:

                                                                                             June 30,
                                                                                -------------------------------
                                                                                         1999              1998
                                                                                -------------    --------------
Trade accounts                                                                  $   9,261,100    $   16,842,200
Billed:
     Product revenues with significant engineering costs                              540,000                --
     Research and development contracts in progress                                   122,000            50,600
Unbilled:
     Product revenues with significant engineering costs                               98,000         1,320,400
     Research and development contracts in progress                                   219,900            90,100
                                                                                -------------    --------------
     Total receivables                                                          $  10,241,000    $   18,303,300
                                                                                =============    ==============

(4)  INVENTORIES

Inventories consist of:

                                                                                             June 30,
                                                                                -------------------------------
                                                                                         1999              1998
                                                                                -------------    --------------
Raw materials and manufactured parts, net                                       $  10,918,500    $    8,779,600
Work in process                                                                     8,829,100         7,829,000
Finished goods                                                                      3,236,500         3,108,700
                                                                                -------------    --------------
     Total inventories                                                          $  22,984,100    $   19,717,300
                                                                                =============    ==============

(5)  PROPERTY AND EQUIPMENT

Property and equipment consists of:

                                                                                             June 30,
                                                                                -------------------------------
                                                                                         1999              1998
                                                                                -------------    --------------
Furniture and fixtures                                                          $     854,000    $      820,700
Computer, engineering and production equipment                                      7,762,400         6,752,400
Leasehold improvements                                                                604,800           590,200
Assets under capital lease                                                          3,464,300         3,464,300
                                                                                -------------    --------------
                                                                                   12,685,500        11,627,600
Accumulated depreciation and amortization                                          (8,285,500)       (6,482,100)
                                                                                -------------    --------------

      Net property and equipment                                                $   4,400,000    $    5,145,500
                                                                                =============    ==============

At June 30, 1999 and 1998, accumulated amortization for assets under capital lease was $2,852,000 and $2,172,700, respectively.

(6)  INDEBTEDNESS

On November 17, 1995, the Company modified its bank line of credit to provide borrowings up to $5.0 million. Amounts borrowed bore interest at the bank's prime rate. On May 16, 1996, the Company entered into a second modification of the line of credit agreement to provide borrowings up to $10.0 million. Amounts borrowed bore interest at the bank's prime rate. On September 22, 1998, the Company entered into another modification of the line of credit. In connection with the modification, the Company and the bank agreed to change the various loan covenants. Amounts borrowed bear interest at the bank's prime rate plus 1.5% (9.25 % at June 30, 1999). At June 30, 1999 and 1998, $4,850,000 and
$3,605,000, respectively, were outstanding against the line of credit.

The bank line of credit expires on December 1, 1999 and is secured by the Company's assets and intellectual property. The Company may borrow up to the lesser of (i) $10 million or (ii) an amount equal to the sum of 80% of eligible accounts receivable and $2 million of eligible inventory.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(6)  INDEBTEDNESS (continued)

In July 1997, the Company entered into a secured long-term debt loan agreement with Fleet Bank, N.A. for $8.0 million. The loan is secured by the Company's assets and intellectual property. The term loan bears interest at the bank's prime rate plus 1.5% (9.25% at June 30, 1999). This agreement with the bank calls for eight quarterly payments of $1.0 million starting in the quarter ended September 30, 1998 through the quarter ended June 30, 2000. On September 22, 1998, the Company entered into a modification of the long-term loan with Fleet Bank, N.A. Under the terms of the new agreement, twelve quarterly payments of $667,000 are required starting in the quarter ending September 30, 1998 through September 30, 2001. As of June 30, 1999, the outstanding balance on the bank debt was $5,333,400. Also, as of June 30, 1999, the Company was in violation of certain bank covenants (see note 15).

(7)LEASES

The Company occupies its facilities under operating leases. During fiscal 1995, the Company's headquarters lease was renegotiated with the expiration date extended to February 2005. During fiscal 1997, the Company entered into a second operating lease, expiring in July 2001, to expand its manufacturing capacity. Rent expense was approximately $886,800, $877,800 and $832,500 for the years ended June 30, 1999, 1998 and 1997, respectively. Capital lease obligations consist of amounts due under equipment leases expiring in fiscal 2001. Assets under capital lease consists primarily of computers, engineering equipment, marketing demonstration systems and related software.

At June 30, 1999, future minimum lease payments under these non-cancelable agreements are as follows:

                                                            Capital         Operating
Year ending June 30:                                          Lease             Lease
                                                      -------------     -------------
         2000                                         $     583,100     $   1,922,500
         2001                                               134,500         1,855,100
         2002                                                    --         1,180,300
         2003                                                    --           503,900
         2003-2005                                               --           839,100
                                                      -------------     -------------
         Minimum future lease payments                      717,600     $   6,300,900
                                                                        =============

Less amounts representing interest                          (29,900)
     Present value of minimum future lease payments         687,700
Less current installments                                  (555,500)
                                                      -------------
     Obligations under capital lease,
        net of current installments                   $     132,200
                                                      =============

In addition, the Company is responsible for additional operating expenses incurred by the lessor under the operating leases. Such expenses are approximately $185,000 annually.

(8)  STOCKHOLDERS' EQUITY

(a) Preferred Stock

On March 31, 1994, the stockholders approved the creation of a new undesignated class of preferred stock consisting of 5,000,000 shares, no par value. No shares of this class of preferred stock have been issued as of June 30, 1999.

(b) Common Stock

In August 1993, the Board of Directors voted to adopt the 1993 Common Stock Incentive Plan which provides for the award of up to 500,000 shares of common stock to key employees and consultants. As of June 30, 1999, 429,698 shares of stock have been awarded. The shares vest over a period of two to five years depending on the employee's years of service with the Company. For the years ended June 30, 1999, 1998 and 1997, the Company recorded $0, $1,100 and $4,000, respectively, as compensation expense in connection with this award.

In conjunction with its 1994 initial public offering (IPO), the Company issued warrants to the underwriters for the purchase of an aggregate of 100,000 shares of common stock at a price of $6.60 per share. The warrants were exercisable beginning May 10, 1995 through May 10, 1999. During fiscal 1999, all warrants were exercised for 100,000 shares of common stock.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(8)   STOCKHOLDERS' EQUITY (continued)

(c) Rights Agreement

On August 4, 1997, the Company distributed a dividend of one purchase right ("Right") for every outstanding share of the Company's common stock. The terms of the Rights are set forth in a Rights Agreement dated as of July 30, 1997 (the Rights Agreement") between the Company and BankBoston, N.A. The Rights Agreement provides for the issuance of one Right for every share of common stock issued and outstanding on August 4, 1997, and for each share of common stock which is issued or sold after that date and prior to the Distribution Date.

Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a Series A Junior Preferred Stock, $.01 par value, of the Company, at a price of $90 per one one-thousandth of a share, subject to adjustments in certain events. The Rights will expire on July 30, 2007 or upon the earlier redemption of the Rights, and are not exercisable until the Distribution Date.

The Rights will separate from the Common Stock on the Distribution Date. Unless otherwise determined, the Distribution Date will occur on the earlier of (i) the tenth business day following the date of a public announcement that a person has acquired or obtained the rights to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) the tenth business day following commencement of a tender offer or exchange offer that would result in any person owning 15% or more of the outstanding Common Stock.

(d) Stock Options and Stock Purchase Plan

On May 8, 1990, the Company adopted the 1990 Nonqualified Stock Option Plan. Four hundred eighty-five (485) shares of common stock are reserved for issuance under this plan. At June 30, 1999, 390 options to purchase common stock at $30 per share were outstanding, all of which are exercisable. There was no activity under the plan in fiscal 1999, 1998 and 1997.

On March 31, 1994, the Company's stockholders approved the 1994 Omnibus Stock Plan which provided for the issuance of up to 200,000 shares of common stock pursuant to the grant of incentive stock options to employees and the grant of nonqualified options or restricted stock to employees, consultants, directors and officers of the Company. The stockholders also approved the 1994 Employee Stock Purchase Plan which provides for the sale of up to 100,000 shares of common stock to eligible employees at a price of the lesser of 85% of fair market value at either the date of grant or the date of exercise. On November 3, 1995 and November 3, 1997, the Company's shareholders approved amendments to the Company's 1994 Omnibus Stock Plan increasing the aggregate number of shares issuable under such plan from 200,000 to 500,000 shares and from 500,000 to 1,000,000 shares, respectively. On October 14, 1998, 862,455 stock options were repriced to an exercise price of $5.00 per share. The original exercise price per share of the options were as follows:

          Number of Options                 Original Exercise Price
          -----------------                 -----------------------

              209,000                              $  7.56
              214,963                                10.88
                2,000                                12.75
               57,167                                 9.50
               50,000                                10.25
              181,500                                10.75
                3,000                                13.63
              144,825                                11.00
              -------
              862,455

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(8)   STOCKHOLDERS' EQUITY (continued)

Stock option transactions for the Omnibus Stock Plan were as follows:

                                                                           Weighted average
                                                Shares of                 exercise price of
                                               ommon stock                shares under plan
-------------------------------------------------------------------------------------------
Outstanding at June 30, 1996                      400,765                       $10.83
-------------------------------------------------------------------------------------------
Granted                                            63,000                        10.00
Exercised                                          (1,531)                       10.95
Canceled                                           (1,219)                       10.93
-------------------------------------------------------------------------------------------
Outstanding at June 30, 1997                      461,015                         9.35
-------------------------------------------------------------------------------------------
Granted                                           443,800                        15.00
Exercised                                          (8,633)                       10.80
Canceled                                         (237,211)                       18.68
-------------------------------------------------------------------------------------------
Outstanding at June 30, 1998                      658,971                        10.73
-------------------------------------------------------------------------------------------
Granted                                           224,500                         5.00
Exercised                                          (6,145)                        5.00
Canceled                                          (17,406)                        5.00
-------------------------------------------------------------------------------------------
Outstanding at June 30, 1999                      859,920                       $ 5.67
-------------------------------------------------------------------------------------------


The following statement summarizes information concerning currently outstanding and exercisable options as of June 30, 1999:

                            Options outstanding                                             Options exercisable
  ------------------------------------------------------------------------------       ------------------------------
                                          Weighted average
                                                  Remaining             Weighted                             Weighted
                              Number       contractual life              average            Number            average
  Exercise prices        outstanding                (years)       exercise price       exercisable     exercise price
  ------------------------------------------------------------------------------       ------------------------------
          $  5.00            854,530                  7.53               $  5.00           526,383            $  5.00
            11.00              5,000                  5.5                  11.00             5,000              11.00
            30.00                390                   .75                 30.00               390              30.00
---------------------------------------------------------------------------------------------------------------------
                             859,920                                                       531,773
---------------------------------------------------------------------------------------------------------------------

On November 17, 1994, the Company's stockholders approved the 1994 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the issuance of a maximum amount of 50,000 shares of common stock pursuant to the grant of stock options to eligible directors of the Company at an exercise price equal to the fair market value of the common stock on the date of grant. As of June 30, 1999, 50,000 options have been granted under this plan at a weighted average exercise price of $13.08 per share, of which 33,125 shares were exercisable and none of which have been exercised.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option and employee stock purchase plans. Accordingly, no compensation expense has been recognized in the consolidated financial statements for such plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, "Accounting for Stock-based Compensation," the Company's net loss would have been increased to the pro forma amounts indicated below:

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(8)   STOCKHOLDERS' EQUITY (continued)

                                          1999               1998               1997
                                 -------------      -------------      -------------
Net (loss) income:
     As reported                 $  (7,565,900)     $  (2,840,400)     $   3,049,200
     Pro forma                   $  (7,985,400)     $  (3,206,100)     $   2,571,900

The following assumptions were used in the calculation of these values for fiscal 1999, 1998 and 1997, respectively: volatility of 84.84%, 82.01% and 177.3%, risk free interest rate of 6.0%, 6.0% and 5.89% and expected life of 4.0, 5.0 and 4.0 years. The effect of applying SFAS 123 as shown in the above pro forma disclosure is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

(e) Earnings Per Share Reconciliation

The reconciliation of the numerators and denominators of the basic and diluted
(loss) income per common share computations for the Company's reported net
(loss) income is as follows:

                                                                              Per share
                                    Net (loss) income           Shares           Amount
                                    -----------------      -----------      -----------
Year ended June 30, 1999
------------------------
Basic net loss per share                $  (7,565,900)       4,096,900      $     (1.85)
Net additional common shares
   upon exercise of common stock
   options                                         --               --               --
                                        -------------      -----------      -----------
Diluted net loss per share              $  (7,565,900)       4,096,900      $     (1.85)
                                        =============      ===========      ===========

Year ended June 30, 1998
Basic net loss per share                $  (2,840,400)       4,056,700      $     (0.70)
Net additional common shares
   upon exercise of common stock
   options                                         --               --               --
                                        -------------      -----------      -----------
Diluted net loss per share              $  (2,840,400)       4,056,700      $     (0.70)
                                        =============      ===========      ===========

Year ended June 30, 1997
Basic net income per share              $   3,049,200        4,036,400      $      0.76
Net additional common shares
   upon exercise of common stock
   options                                         --          182,400             (.04)

Diluted net income per share            $   3,049,200        4,218,800      $      0.72
                                        =============      ===========      ===========

For the years ended June 30, 1999 and 1998, net additional common shares issuable upon exercise of common stock options outstanding of 208,300 were not included in the calculations of diluted net (loss) income per share because the effects were antidilutive.

(9) MARKETING AGREEMENT

In March 1988, the Company entered into a marketing agreement with a Japanese distributor, Tokyo Electron Limited ("TEL"). The agreement grants TEL the right to market, distribute, sell and service in Japan the Company's focused ion beam wafer modification equipment and flat panel display laser repair equipment. The agreement will remain in force unless terminated by mutual written agreement or 60 days written notice by either party. For the years ended June 30, 1999, 1998 and 1997, sales of $4,150,800, $13,578,300 and $8,321,500, respectively, were made to TEL. At June 30, 1999 and 1998, receivables of $1,431,100 and $1,468,800, respectively, were due from TEL.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(10) SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

The Company operates in one segment, which is capital equipment for the semiconductor industry.

The following summarizes the geographic distribution of the Company's revenues:
For the years ended June 30,

Total revenue:                                    1999              1998              1997
                                         -------------     -------------     -------------
     North America                       $  21,475,500     $  20,978,000     $  20,363,600
     Far East exports                       11,439,700        23,561,800        29,158,300
     Other foreign exports                   7,167,900        10,117,400         6,457,400
                                         -------------     -------------     -------------
           Total revenues                $  40,083,100     $  54,657,200     $  55,979,300
                                         =============     =============     =============

The following table summarizes sales to significant customers stated as a percentage of total revenues:

                                             1999         1998         1997
                                         --------     --------     --------
Company A                                      10%          25%          15%
Company B                                      24%          15%          10%
Company C                                       -            -           25%
Company D                                      12%           -            -
                                         --------     --------     --------
                                               46%          40%          50%
                                         ========     ========     ========

At June 30, 1999, Company A, B and D represented 57% of total accounts receivable.

(11) INCOME TAXES

The Company accounts for income tax expense according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets, net of any valuation allowance, and liabilities arising from temporary differences and loss carryforwards are measured using tax rates expected to be in effect when they reverse or are realized. The components of the net deferred tax assets recognized in the consolidated balance sheets are as follows:

                                                              June 30,
                                                   -------------------------------
                                                            1999              1998
                                                   -------------     -------------
Net operating loss carryforwards                   $   1,831,300     $          --
Reserves                                               2,885,000         2,802,000
Tax credit carryforwards                                 531,600           480,000
Depreciation                                              71,900                --
Deferred tax liabilities                                      --          (126,000)
Valuation allowance                                   (2,363,000)               --
                                                   -------------     -------------
     Net deferred tax assets                       $   2,956,800     $   3,156,000
                                                   =============     =============

The deferred tax liabilities relate to property and equipment, principally the difference between book and tax depreciation expense.

The amount recorded as net deferred tax assets as of June 30, 1999 represents the amount of tax benefits of existing deductible temporary differences or carry-forwards that the Company believes are more likely than not to be realized through the generation of sufficient future taxable income within the carry-forward period. The Company believes that the net deferred tax asset of $2,956,800 at June 30, 1999, will more likely than not be realized in the carryforward period using anticipated results from operations. The Company continuously re-evaluates the recoverability of deferred tax assets.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(11) INCOME TAXES (continued)

The components of the benefit (provision) for income taxes are as follows:

                                                                       For the years ended June 30,
                                                               -----------------------------------------------
                                                                        1999             1998             1997
                                                               -------------    -------------    -------------
Federal:
     Current                                                   $     857,400    $    (250,000)   $  (1,065,000)
     Deferred                                                       (229,800)       1,594,000         (266,700)
State:
     Current                                                          (4,300)          (9,000)        (120,000)
     Deferred                                                         30,600          196,000         (182,300)
Foreign:
     Current                                                          (2,000)          (2,000)         (14,600)
     Deferred                                                             --               --               --
                                                               -------------    -------------    -------------
Benefit (provision) for income taxes                           $     651,900    $   1,529,000    $  (1,648,600)
                                                               =============    =============    =============


The actual income tax benefit (provision) differs from the "expected" income tax expense computed by applying the U.S. federal corporate tax rate of 34% to net income (loss) before benefit (provision) for income taxes as follows:

                                                                       For the years ended June 30,
                                                               -----------------------------------------------
                                                                        1999             1998             1997
                                                               -------------    -------------    -------------
Computed "expected" income tax benefit (expense)               $   2,794,100    $   1,486,000    $  (1,597,300)
Reduction (increase) in income taxes resulting from:
     State taxes, net of federal income tax benefit                  150,300          120,000         (153,800)
     Foreign taxes                                                     2,800           (2,000)         (16,400)
     Foreign sales corporation benefit                                43,900          (15,800)         298,500
     Litigation settlement                                                --               --               --
     Other                                                            23,800          (59,200)        (179,600)
     Change in valuation allowance                                (2,363,000)              --               --
                                                               -------------    -------------    -------------
         Benefit (provision) for income taxes                  $     651,900    $   1,529,000    $  (1,648,600)
                                                               =============    =============    =============

At June 30, 1999 the Company had tax credit carryforwards available to reduce future tax expense of approximately $532,000. These tax credit carryforwards expire in varying amounts in the years 2002 through 2007. At June 30, 1999 the Company had federal net operating loss carryforwards available to offset future taxable income of approximately $5,280,000. The Company also had state net operating loss carryforwards available to offset future state taxable income of approximately $4,120,000.

These net operating loss carryforwards expire in varying amounts in the years 2004 through 2019. The Company underwent an ownership change as defined in
Section 382 of the Internal Revenue Code on August 13, 1999. The Company's tax net operating losses and credit carryforwards generated prior to the ownership change will be subject to an annual limitation which could cause utilization of a portion of the Company's carryforwards to be deferred for a several year period.

The valuation allowance for deferred tax assets as of June 30, 1999 was $2,363,000. The full amount of this valuation allowance is attributable to net operating losses and tax credit carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefit of these deductible differences, net of the existing valuation allowance at June 30, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced if there are changes in the estimates of future taxable income during the carryforward period.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(12) EMPLOYEE BENEFIT PLAN

The Company has a tax-qualified employee savings and retirement plan under Internal Revenue Code Section 401(k) ("Plan"), covering all of the Company's employees following three months of service and attainment of the age of 18. Participants may elect to contribute to the Plan up to the lesser of the statutorily prescribed annual limit or 20% of their pre-tax compensation. The Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the Plan. Effective January 1, 1996, the Company began matching one half of each employee's contribution up to 3% of their salary. The Company suspended the employer match effective December 1, 1998. For fiscal 1999 and 1998, the Company made matching contributions of $104,000 and $307,000, respectively, to the plan.

(13) LITIGATION

On August 2, 1996, an action was filed in the U.S. District Court for the District of Massachusetts against the Company, Nicholas P. Economou, a director and officer of the Company, and David M. Hunter and Robert K. McMenamin, officers of the Company. On September 9, 1996, another action was filed in the same court against the Company, Dr. Economou, Messrs. Hunter and McMenamin and Billy W. Ward, an officer of the Company. On December 6, 1996, the plaintiffs in both actions filed an amended consolidated complaint. The consolidated complaint does not contain a claim against Billy W. Ward. The consolidated complaint purports to be brought on behalf of a class of purchasers of the Company's common stock from April 26, 1996 through June 21, 1996. It asserts claims for violations under the federal securities laws, alleging that the Company made false and misleading statements to the public concerning the nature of its sales agreement with a customer. Factual discovery in the case has been completed. The Company filed a motion for summary judgement to dismiss the case, which was denied on September 24, 1998. The Company believes the consolidated complaint to be without merit and intends vigorously to continue to defend itself against the claims. There can be no assurance, however, that the Company will be successful in defending this lawsuit or that money damages, if awarded, would not have a material adverse effect on the Company.

The Company is involved in other various legal proceedings and claims arising in the ordinary course of business. Management believes that the disposition of these matters would not have a material effect on the financial position or results of the Company.

(14) UNAUDITED INTERIM FINANCIAL INFORMATION

Quarterly financial information is as follows:
(in thousands, except per share data)

For the quarters ended                    September 30,    December 31,     March 31,(a)        June 30,
-------------------------------------------------------------------------------------------------------
Year ended June 30, 1999
     Revenues                                $  10,809       $  10,008        $  10,178       $   9,088
     Gross profit                                3,270           3,600            3,290           1,649
     Net loss                                     (894)           (645)          (1,438)         (4,589)
     Net loss per share                           (.22)           (.16)            (.35)          (1.09)

Year ended June 30, 1998
     Revenues                                $  14,778       $  14,565        $  11,941       $  13,373
     Gross profit                                5,484           6,046            4,470             585
     Net income (loss)                             636             640           (1,255)         (2,861)
     Net income (loss) per share                   .15             .15             (.31)           (.70)

Note: Due to rounding, some totals may not add.

(a) - The Company has revised the quarterly financial information for the quarter ended March 31, 1999 due to information which became available subsequent to the filing of the Form 10-Q for the quarter ended March 31, 1999.
Previously reported revenues and net loss for the quarter ended March 31, 1999 were $11,406,000 and ($954,000), respectively.

                      MICRION CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                          June 30, 1999, 1998 and 1997


(15) SUBSEQUENT EVENTS

On December 3, 1998, the Company entered into a merger agreement with FEI Company ("FEI"), an Oregon corporation engaged in the design, manufacture, sale and service of products based on focused charged particle beam technology. The transaction closed on August 13, 1999 and the Company became a wholly owned subsidiary of FEI. Holders of the Company's stock received one share of FEI's common stock and $6.00 in cash in exchange for each share of the Company's common stock. The Company recorded merger expenses, primarily for legal expenses, of $1,088,000. Also, on August 13, 1999, the line of credit and term note with the bank were paid in full, which released all security interest in the Company's assets and intellectual property.

                PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                       FEI Company and Micrion Corporation
                                   (Unaudited)

The following unaudited pro forma condensed combined financial statements reflect the combination of FEI and Micrion and the issuance of FEI shares to Micrion shareholders and to PBE. The unaudited proforma condensed combined financial statements have been derived from audited and unaudited consolidated financial statements of FEI and Micrion. Micrion's fiscal year ended June 30. Micrion's historical financial information included in the pro forma condensed combined statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been derived from Micrion's quarterly results of operations.

The unaudited pro forma condensed combined balance sheet as of July 4, 1999 was prepared as if the merger had occurred on that date. The unaudited proforma condensed combined statements of operations for the year ended December 31, 1998 and the twenty-six weeks ended July 4, 1999 were prepared as if the transaction had occurred on January 1, 1998.

The pro forma condensed combined statements of operations for the year ended December 31, 1998 and the twenty-six weeks ended July 4, 1999 do not include a charge related to the write-off of in-process research and development. Based on FEI's preliminary valuation of Micrion's tangible and intangible assets, the portion of the purchase price allocated to in-process research and development was estimated to total $12 million or 13% of the total purchase price. This amount was expensed by FEI subsequent to the merger closing. For purposes of the pro forma condensed combined balance sheet, we have assumed the purchased in-process research and development was written off concurrently with the completion of the transaction.

In estimating the value of in-process research and development acquired, four categories of research and development projects were identified. Two of those categories represent enhancements to the resolution and automation of existing products designed primarily for the semiconductor industry. The Micrion division is also enhancing the automation of its products for the data storage industry. Finally, the Micrion division is continuing to develop its products for the mask repair market. None of the projects in these categories had been proven technologically feasible or had generated revenue as of the date of the evaluation; however, these projects are expected to begin generating revenue in late 1999 or 2000. Management anticipates that the Company will spend approximately $1.2 million during 1999 and 2000 to continue to develop the Micrion division's products for the semiconductor industry. The Company expects to spend approximately $0.6 million to further develop the Micrion division's products for the data storage industry and to spend approximately $0.3 million to further develop the Micrion division's product for the mask repair market. Because of the nature of these projects, there is always the risk that a technological hurdle may be encountered that may delay, prevent or increase the cost of development of these projects.

To estimate the value of each of these research and development projects, management projected product revenues, gross margins (projected at 46 to 60 percent, depending on the product and the stage in its life cycle), operating expenses, income taxes and returns on requisite assets. The resulting operating income projections for each project were discounted to a net present value using discount rates ranging from 21 to 23 percent. This valuation approach was applied to existing technology and other identified intangibles as well as to in-process research and development projects.

In the opinion of management, all adjustments necessary to present fairly the pro forma condensed combined financial statements have been made based on the terms and structure of the merger. Management, however, is still in the process of evaluating the projections and assumptions used in determining the value of in-process research and development and existing technology. Management is also in the process of finalizing its plans to reconcile product lines and eliminate duplicate positions and facilities. As these assumptions are refined, plans developed, and actual costs incurred, the allocation of the purchase price to specific assets and liabilities may change.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of what actual results would have been had the merger or issuance of FEI shares to PBE occurred at the beginning of the period nor do they purport to indicate the results of future operations of FEI and Micrion. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of FEI and Micrion.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
                                  July 4, 1999
                                 (In thousands)

                                                           Historical
                                                       FEI             Micrion            Pro Forma         Pro Forma
                                                   July 4, 1999     June 30, 1999       Adjustments          Combined
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                       $     12,560     $       1,854     $       4,383 (a) $      15,252
                                                                                             31,384 (b)
                                                                                            (34,929)(c)
   Receivables                                           46,142            10,241                 -            56,383
Current accounts with Philips                             1,200                                   -             1,200
Income tax receivable                                         -               652                 -               652
   Inventories                                           44,934            22,984            (7,220)(d)        60,698
   Deferred income taxes                                  7,974             2,957             4,618 (e)        15,549
   Other                                                  2,664               675                 -             3,339
                                                   ------------     -------------     -------------     -------------
     Total current assets                               115,474            39,363            (1,764)          153,073
EQUIPMENT                                                23,394             4,400                 -            27,794
OTHER ASSETS                                             40,931             1,543            43,818 (f)        86,292
                                                   ------------     -------------     -------------     -------------
TOTAL                                              $    179,799     $      45,306     $      42,054     $     267,159
                                                   ============     =============     =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable and current portion of
   long-term debt and obligations under
   capital leases                                  $          -     $      10,739     $           -     $      10,739
   Accounts payable                                      17,319             3,964                 -            21,283
   Accrued expenses and deferred income                  27,313             7,333                 -            34,646
   Other current liabilities                             15,864                 -             4,325 (d)        20,189
                                                   ------------     -------------     -------------     -------------
      Total current liabilities                          60,496            22,036             4,325            86,857
LINE OF CREDIT, LONG-TERM DEBT AND
OBLIGATIONS UNDER CAPITAL LEASES                            461               132                 -               593
LONG TERM ACCOUNT WITH PHILIPS                           12,033                 -                              12,033
OTHER LIABILITIES                                         2,418                 -                 -             2,418
DEFERRED INCOME TAXES                                     6,050                 -             6,800 (e)        12,850
SHAREHOLDERS' EQUITY
  Preferred stock                                             -                 -                                   -
  Common stock                                          150,207            32,710            31,384 (b)       216,274
                                                                                            (32,710)(g)
                                                                                             34,683 (h)
Accumulated deficit                                     (43,830)           (9,530)            9,530 (g)       (55,830)
                                                                                            (12,000)(i)
Accumulated other comprehensive loss                     (8,036)              (42)               42 (g)        (8,036)
                                                   ------------     -------------     -------------     -------------
    Total shareholders' equity                           98,341            23,138            30,929           152,408
                                                   ------------     -------------     -------------     -------------
TOTAL                                              $    179,799     $      45,306     $      42,054     $     267,159
                                                   ============     =============     =============     =============

See Notes to Pro Forma Condensed Combined Balance Sheet

        NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
                                  July 4, 1999
                 (In thousands, except share and per share data)


(a) To reflect cash proceeds from the exercise of Micrion's "in the money" options since such options were exercised prior to the consummation of the transaction.

(b) To reflect the cash proceeds from the issuance of the financing shares to PBE as follows:

         Cash paid to acquire Micrion shares                    $ 30,384
         Transaction cost allowance                                1,000
                                                                --------
                                                                $ 31,384
                                                                ========

(c) To reflect cash portion of the Micrion purchase price and cash transaction costs as follows:

              Micrion shares outstanding                           4,192
              Micrion options exercised prior to the closing         872
                                                                --------
                Total Micrion shares acquired                      5,064
              Cash price per outstanding Micrion share          $   6.00
                                                                --------
                                                                $ 30,384
              Estimated transaction costs                          4,545
                                                                --------
                                                                $ 34,929
                                                                ========

(d) In conjunction with the merger, FEI management is in the process of formulating a plan to reconcile product lines and eliminate duplicate positions and facilities. Certain of Micrion's product lines are almost identical to product lines produced by FEI. As a result of the merger, FEI management has decided to eliminate three products and, accordingly, has reduced the value of the related inventory. Because of Micrion's commitments to certain customers to continue certain of those product lines, the Company has also recorded an obligation representing the costs to honor such commitments. In addition, the Company intends to eliminate approximately 60 positions. The following amounts have been recorded in conjunction with such plan:

              Inventory writedown in conjunction
              with product line reconciliation                  $  7,220
              Customer commitments assumed                         2,500
              Estimated severance costs                              700
              Closure of duplicate facilities                        794
              Consolidation of foreign subsidiaries                  331
                                                                --------
                                                                $ 11,545
                                                                ========

     The above purchase price adjustments are presented in the condensed combined pro forma balance sheet as follows:

              Inventories                                       $  7,220
              Other current liabilities                            4,325

(e) Adjustment to deferred taxes to reflect the tax effect of the recognition in purchase accounting of the fair value of Micrion's tangible and intangible assets. The amounts allocated to current and noncurrent deferred taxes are as follows:

              Current deferred taxes                            $  4,618
              Noncurrent deferred taxes                           (6,800)
                                                                --------
                                                                $ (2,182)
                                                                ========

(f) To reflect the difference between the purchase price and the tangible net worth of Micrion. Based on the purchase price and a preliminary valuation of Micrion's intangible assets, the excess of the purchase price over the book value of tangible assets has been allocated as follows:

              Existing technology                               $ 17,000
              Goodwill                                            26,818
                                                                --------
                                                                $ 43,818
                                                                ========

     The allocation above is based on a preliminary valuation. To determine the value of existing technology, FEI estimated future cash flows from that technology and determined the present value of those cash flows using discount rates ranging from 15% to 23%. Based on that valuation, FEI estimated the fair value of existing technology to be $17,000.

(g) Adjustment to common stock, accumulated deficit and accumulated other comprehensive loss to eliminate Micrion's historical shareholder's equity as follows:

              Common stock                                      $ 32,710
              Accumulated deficit                                 (9,530)
              Accumulated other comprehensive loss                   (42)
                                                                --------
                                                                $ 23,138
                                                                ========

        NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)
                                  July 4, 1999
                 (In thousands, except share and per share data)


(h) Adjustment to common stock to reflect the estimated purchase price for Micrion's net assets acquired as follows:

              Common stock issued to Micrion
              shareholders                                      $ 34,683
              Cash paid to Micrion shareholders                   30,384
              Estimated transaction costs                          4,545
                                                                --------
              Purchase price                                    $ 69,612
                                                                ========

     Based on a preliminary purchase price allocation, FEI plans to allocate the estimated purchase price to Micrion's assets acquired and liabilities assumed as follows:

              Current assets, including proceeds
              of $4,383 from the exercise of                    $ 36,526
              Micrion options.
              Equipment                                            4,400
              Other assets                                         1,543
              In-process research and development                 12,000
              Existing technology and other
              identified intangibles                              17,000
              Goodwill                                            26,818
              Deferred income taxes                               (2,182)
              Current liabilities                                (26,361)
              Long-term debt                                        (132)
                                                                --------
                                                                $ 69,612
                                                                ========

(i) Adjustment to reflect the writeoff in-process research and development costs immediately subsequent to the closing.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1998
                        (In thousands, except share data)


                                                      Historical                            Pro Forma          Pro Forma
                                                         FEI             Micrion          Adjustments           Combined
NET SALES                                           $   178,771        $    46,131        $      (708) (a)   $   224,194
COST OF SALES                                           119,579             34,206               (674) (a)       153,111
                                                    -----------        -----------        -----------        -----------
      Gross profit                                       59,192             11,925                (34)            71,083
                                                    -----------        -----------        -----------        -----------

OPERATING EXPENSES
  Research and development                               19,506              5,898                (34) (a)        25,370
  General, selling, and administrative                   41,426             12,701                  -             54,127
  Amortization of intangibles                             2,516                  -              3,935  (b)         6,451
  Restructuring and reorganization costs                  5,320                998                  -              6,318
                                                    -----------        -----------        -----------        -----------
           Total operating expenses                      68,768             19,597              3,901             92,266
                                                    -----------        -----------        -----------        -----------

OPERATING LOSS                                           (9,576)            (7,672)            (3,935)           (21,183)
OTHER EXPENSE, NET                                       (4,129)            (1,028)                 -             (5,157)
                                                    -----------        -----------        -----------        -----------

LOSS BEFORE INCOME TAXES                                (13,705)            (8,700)            (3,935)           (26,340)

TAX BENEFIT                                              (4,797)            (3,045)              (680) (c)        (8,522)
                                                    -----------        -----------        -----------        -----------

NET LOSS                                            $    (8,908)       $    (5,655)       $    (3,255)       $   (17,818)
                                                    ===========        ===========        ===========        ===========


EARNINGS PER SHARE:
Basic                                               $     (0.49)       $     (1.39)        $    (0.66)       $     (0.66)
Assuming dilution                                   $     (0.49)       $     (1.39)        $    (0.66)       $     (0.66)

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
Basic                                                    18,106              4,069              4,908  (d)        27,083
Assuming dilution                                        18,106              4,069              4,908  (d)        27,083


See notes to pro forma condensed combined statement of operations

   NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)
                          Year Ended December 31, 1998
                 (In thousands, except share and per share data)

(a) Adjustment to reclassify research and development contract activity consistent with FEI's presentation.

(b) Adjustment to the amortization of intangibles includes the amortization of the excess of the purchase price over the fair value of Micrion's tangible assets acquired, based on the Company's preliminary purchase price allocation. The acquired intangibles are being amortized over the following estimated useful lives:

              Existing technology                     10 years
              Goodwill                                12

(c) Adjustment to income tax expense reflects the income tax effect of pro forma adjustment (b) above at a combined marginal tax rate of approximately 40%. The effective tax rate associated with the pro forma adjustments differs from the combined marginal tax rate due to nondeductible amortization of goodwill.

(d) Adjustment to weighted average shares outstanding for the basic and diluted earnings per share calculation is as follows:

              Shares issued to acquire Micrion        5,064
              Shares issued to PBE                    3,913
              Elimination of Micrion shares
              outstanding                            (4,069)
                                                    -------
                                                      4,908
                                                    =======

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 (Unaudited) Twenty-Six Weeks Ended July 4, 1999
                        (In thousands, except share data)


                                                      Historical                            Pro Forma          Pro Forma
                                                         FEI             Micrion          Adjustments           Combined
NET SALES                                           $    91,130        $    19,266        $      (656) (a)   $   109,740
COST OF SALES                                            55,635             14,326               (643) (a)        69,318
                                                    -----------        -----------        -----------        -----------
           Gross profit                                  35,495              4,940                (13)            40,422
                                                    -----------        -----------        -----------        -----------

OPERATING EXPENSES:
  Research and development                                9,776              2,471                (13) (a)        12,234
  General, selling, and administrative                   21,690              6,650                  -             28,340
  Amortization of intangibles                             1,258                  -              1,968  (b)         3,226
  Restructuring, reorganization and merger costs            131              1,088                  -              1,219
                                                    -----------        -----------        -----------        -----------
           Total operating expenses                      32,855             10,209              1,955             45,019
                                                    -----------        -----------        -----------        -----------

OPERATING INCOME (LOSS)                                   2,640             (5,269)            (1,968)            (4,597)
OTHER INCOME (EXPENSE)                                      160               (581)                 -               (421)
                                                    -----------        -----------        -----------        -----------

INCOME (LOSS) BEFORE INCOME TAXES                         2,800             (5,850)            (1,968)            (5,018)

TAX EXPENSE (BENEFIT)                                     1,120                177               (340) (c)           957
                                                    -----------        -----------        -----------        -----------

NET INCOME (LOSS)                                   $     1,680        $    (6,027)       $    (1,628)       $    (5,975)
                                                    ===========        ===========        ===========        ===========


EARNINGS PER SHARE:
Basic                                               $      0.09        $     (1.46)       $     (0.33)       $     (0.22)
Assuming dilution                                   $      0.09        $     (1.46)       $     (0.42)       $     (0.22)

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
Basic                                                    18,290              4,119              4,858  (d)        27,267
Assuming dilution                                        19,287              4,119              3,861  (e)        27,267


See notes to pro forma condensed combined statement of operations

    NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (Unaudited)
                       Twenty-Six Weeks Ended July 4, 1999
                 (In thousands, except share and per share data)

(a) Adjustment to reclassify research and development contract activity consistent with FEI's presentation.

(b) Adjustment to the amortization of intangibles includes the amortization of the excess of the purchase price over the fair value of Micrion's tangible assets acquired, based on the Company's preliminary purchase price allocation. The acquired intangibles are being amortized over the following estimated useful lives:

              Existing technology                     10 years
              Goodwill                                12

(c) Adjustment to income tax expense reflects the income tax effect of pro forma adjustment (b) above at a combined marginal tax rate of approximately 40%. The effective tax rate associated with the pro forma adjustments differs from the combined marginal tax rate due to nondeductible amortization of goodwill.

(d) Adjustment to weighted average shares outstanding for the basic earnings per share calculation is as follows:

              Shares issued to acquire Micrion                  5,064
              Shares issued to PBE                              3,913
              Elimination of Micrion weighted average shares
              outstanding                                      (4,119)
                                                               ------
                                                                4,858
                                                               ======

(e) Adjustment to adjusted weighted average shares outstanding for the diluted earnings per share calculation is as follows:

              Adjustment to weighted average shares - basic     4,858
              Elimination of dilutive effect of FEI options      (997)
                                                               ------
                                                                3,861
                                                               ======

                                    SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FEI COMPANY


Date: October 29, 1999                 By: VAHE' A. SARKISSIAN
                                           -------------------------------------
                                           Vahe' A. Sarkissian
                                           President and Chief Executive Officer

                                 EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

    2.1 Agreement and Plan of Merger dated as of December 3, 1998, as between FEI Company, MC Acquisition Corporation and Micrion. Incorporated by reference from Appendix A to the Joint Proxy Statement.

    2.2 Stock Purchase Agreement dated as of December 3, 1998, between FEI and Philips Business Electronics International B.V. Incorporated by reference from Appendix H to the Joint Proxy Statement.

    23.1      Consent of KPMG Peat Marwick LLP.

    99.1 Joint Proxy Statement. Incorporated by reference from FEI's Registration Statement on Form S-4 (No. 333-77849).